Exhibit VII

Financial information

January–April 2013

(unaudited)

Nordic Investment Bank	Financial information January–April 2013

Table of contents

Key figures	3

Comments	4

Statement of comprehensive income	5

Statement of financial position	6

Changes in equity	7

Cash flow statement	8

17 June 2013

Nordic Investment Bank	Financial information January–April 2013

Key figures

(in EUR million unless otherwise noted)

	Apr 2013*	Apr 2012*	Dec 2012
Net interest income	82	79	252
Profit/loss	70	94	209
Loans disbursed	615	406	2,355
Loans agreed	367	475	2,366
Loans outstanding	15,300	14,104	15,131
Guarantee commitments	—	4	—
New debt issues	2,707	1,944	4,355
Debts evidenced by certificates	21,416	19,621	20,332
Total assets	26,837	25,046	25,983
Equity/total assets (%)	10.2	10.2	10.3
Profit/average equity (%)	7.8	11.3	8.1
Number of employees (average during year)	183	179	180

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2013

Comments

NIB’s financial figures January–April 2013

As a result of extraordinarily accommodative monetary policies in developed economies, large amounts of excess liquidity have fuelled financial markets of late. So far, however, this has not affected the underlying economic fundamentals in Europe, where unemployment remains unsustainably high and investment has stalled. While largely tracking these developments, the countries of the Nordic-Baltic region maintain somewhat stronger economic performance compared to other European economies.

A higher lending volume and stable margins in January–April 2013 contributed to a 4% increase in NIB’s net interest income that amounted to EUR 82 million. The Bank still had positive valuations of Treasury portfolios, but the net profit stemming from financial operations decreased from EUR 31 million in January–April 2012 to EUR 10 million this year. The total amount of NIB’s four-month profit was EUR 70 million (Jan-Apr 2012: EUR 94 million).

During the period, the amount of loans disbursed during the period increased to EUR 615 million (Jan-Apr 2012: EUR 406 million). Loans were provided for projects within the sectors of industrial research and development, education facilities, transport infrastructure, renewable energy production, electricity transmission as well as other sectors.

Loans outstanding totalled EUR 15.3 billion, an increase of 8% on a year ago. Loan impairments made during the period amounted to EUR 10.2 million, all of which were collective impairments, not related to specific losses.

During the first four months of the year, NIB raised EUR 2.7 billion in funding out of the EUR 4.5 billion plan for the year. In early February, a three-year USD 2 billion global benchmark bond was launched and priced, the largest single funding transaction issued by the Bank. The Australian and New Zealand dollar markets have again this year been contributing to diversifying NIB’s funding portfolio. The Bank also performed several private placements in the Norwegian kroner, Brazilian Reais and Mexican pesos.

Low business investment activity combined with ample liquidity may affect negatively the demand for lending in the Nordic-Baltic region during the forthcoming months. The lasting low-yield environment may also reduce the net interest income derived from Treasury operations.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–April 2013

Statement of comprehensive income

EUR 1,000

	Jan–Apr 2013*	Jan–Apr 2012*	Jan–Dec 2012
Interest income	137,491	173,678	494,064
Interest expense	-55,464	-95,159	-242,370

Net interest income	82,027	78,518	251,693

Commission income and fees received	3,825	2,592	10,620
Commission expense and fees paid	-801	-1,100	-2,223
Net profit/loss on financial operations	10,081	30,795	43,288
Foreign exchange gains and losses	-117	-783	-221

Operating income	95,014	110,021	303,157

Expenses
General administrative expenses	13,337	12,761	34,291
Depreciation	1,179	1,170	3,611
Impairment of loans	10,199	1,703	56,050

Total expenses	24,715	15,634	93,951

PROFIT/LOSS FOR THE PERIOD	70,300	94,387	209,205

Total comprehensive income	70,300	94,387	209,205

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2013

Statement of financial position

EUR 1,000

		30 Apr 2013*	30 Apr 2012*	31 Dec 2012
ASSETS
Cash and cash equivalents		3,798,306	3,235,577	2,817,189
Financial placements
Placements with credit institutions		4,541	3,525	4,191
Debt securities		5,126,202	4,982,694	5,248,858
Other		19,867	27,862	22,059

		5,150,610	5,014,081	5,275,108
Loans outstanding		15,299,871	14,103,967	15,130,669
Intangible assets		4,342	4,564	4,446
Tangible assets, property and equipment		29,362	30,697	29,856
Other assets
Derivatives		2,246,733	2,304,625	2,347,873
Other assets		26,985	34,441	25,895

		2,273,718	2,339,066	2,373,768
Payments to the Bank’s reserves, receivable		—	1,320	—
Accrued interest and fees receivable		280,526	316,422	351,875

TOTAL ASSETS		26,836,735	25,045,694	25,982,911

LIABILITIES AND EQUITY
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		1,434,972	1,488,885	1,593,338
Long-term amounts owed to credit institutions		5,500	95,941	15,222

		1,440,472	1,584,827	1,608,560
Debts evidenced by certificates
Debt securities issued		21,337,191	19,546,368	20,254,987
Other debt		79,185	74,824	77,144

		21,416,376	19,621,192	20,332,131
Other liabilities
Derivatives		1,029,952	1,042,923	1,102,707
Other liabilities		13,835	11,227	9,397

		1,043,787	1,054,149	1,112,104
Accrued interest and fees payable		200,123	234,667	264,439

Total liabilities		24,100,758	22,494,835	23,317,234

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302

Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		686,325	685,005	686,325
General Credit Risk Fund		1,112,831	955,626	955,626
Special Credit Risk Fund PIL		395,919	395,919	395,919
Payments to the Bank’s reserves, receivable		—	1,320	—
Appropriation to dividend payment		52,000	—	—
Profit/loss for the period		70,300	94,387	209,205

Total equity		2,735,977	2,550,859	2,665,677

TOTAL LIABILITIES AND EQUITY		26,836,735	25,045,694	25,982,911

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2013

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments	Profit/loss for the period	Total
Equity at 31 December 2011	418,602	683,685	761,589	395,919	2,640	0	0	194,037	2,456,472

Appropriations between reserve funds			194,037					-194,037	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0
Comprehensive income for the period 1/1–30/4/2012								94,387	94,387

Equity at 30 April 2012	418,602	685,005	955,626	395,919	1,320	0	0	94,387	2,550,859

Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0
Comprehensive income for the period 1/5–31/12/2012								114,818	114,818

Equity at 31 December 2012	418,602	686,325	955,626	395,919	0	0	0	209,205	2,665,677

Appropriations between reserve funds			157,205			52,000		-209,205	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment									0
Comprehensive income for the period 1/1–30/4/2013								70,300	70,300

Equity at 30 April 2013	418,602	686,325	1,112,831	395,919	0	52,000	0	70,300	2,735,977

* Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2013

Cash flow statement

EUR 1,000

	Jan-Apr 2013*	Jan-Apr 2012*	Jan-Dec 2012
Cash flows from operating activities
Profit/loss from operating activities	70,300	94,387	209,205

Adjustments:
Unrealised gains/losses of financial assets held at fair value	-10,825	-34,988	-44,717
Impairment of bonds held at amortised cost		3,733
Depreciation and write-down in value of tangible and intangible assets	1,179	1,170	3,611
Change in accrued interest and fees (assets)	71,350	47,265	11,812
Change in accrued interest and fees (liabilities)	-64,316	-44,711	-14,939
Impairment of loans	10,199	1,703	56,050
Adjustment to hedge accounting	-405	3,346	1,381
Other adjustments to the period’s profit	1,135	-13	-2,523

Adjustments, total	8,316	-22,495	10,675
Lending
Disbursements of loans	-614,843	-406,002	-2,354,787
Repayments of loans	416,867	439,955	1,502,789
Capitalisations, redenominations, index adjustments etc.	-111	215	245
Transfer of loans to claims in other assets	0	2,854	2,854
Exchange rate adjustments	18,779	25,337	-85,199

Lending, total	-179,307	62,360	-934,098

Cash flows from operating activities, total	-100,692	134,252	-714,218

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-752,172	-1,611,995	-2,893,778
Sold and matured debt securities	885,428	995,017	2,046,894
Placements with credit institutions	-350	-8	-674
Other financial placements	1,662	-3,054	-3,463
Exchange rate adjustments etc.	-4,229	11,693	4,074

Placements and debt securities, total	130,340	-608,346	-846,947

Other items
Acquisition of intangible assets	-492	-596	-1,727
Acquisition of tangible assets	-89	-469	-820
Change in other assets	1,157	4,956	13,587

Other items, total	576	3,891	11,040

Cash flows from investing activities, total	130,916	-604,455	-835,907

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	2,707,132	1,943,697	4,355,019
Redemptions	-1,492,866	-650,552	-2,435,918
Exchange rate adjustments	-154,208	-143,819	-312,663

Debts evidenced by certificates, total	1,060,059	1,149,326	1,606,438
Other items
Long-term placements from credit institutions	-9,722	-5,725	-86,444
Change in swap receivables	94,813	153,789	262,337
Change in swap payables	-40,327	-2,537	70,114
Change in other liabilities	4,437	1,284	-545
Paid-in capital and reserves	0	1,320	2,640

Other items, total	49,201	148,133	248,102

Cash flows from financing activities, total	1,109,259	1,297,459	1,854,540

CHANGE IN CASH AND CASH EQUIVALENTS, NET	1,139,483	827,255	304,414

Opening balance for cash and cash equivalents, net	1,223,851	919,437	919,437
Closing balance for cash and cash equivalents, net	2,363,334	1,746,692	1,223,851
Additional information to the statement of cash flows
Interest income received	208,840	220,943	505,876
Interest expense paid	-119,779	-139,870	-257,309

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2013

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int